Exhibit 10.37

INDEMNIFICATION AGREEMENT

(DIRECTORS)

THIS AGREEMENT, made and entered into as of the 4th day of April, 2007 between World Air Holdings, Inc., a Delaware corporation (the “Corporation”), and _______________________ (“Director”).

WITNESSETH THAT:

WHEREAS, Director, a member of the Board of Directors of the Corporation, performs a valuable service in such capacity for the Corporation, and

WHEREAS, the Shareholders of the Corporation have adopted a Certificate of Incorporation (as amended, the “Certificate”) and the Board of Directors of the Corporation has adopted By-laws (the “By-laws”) which, taken together, provide for the indemnification of the directors and officers of the Corporation to the maximum extent authorized by Section 145 of the Delaware General Corporation Law, as amended (the “Corporation Law”); and

WHEREAS, such By-laws and the Corporation Law, by their non-exclusive nature, permit contracts between the Corporation and directors with respect to indemnification of such directors; and

WHEREAS, in accordance with the authorization as provided by the Corporation Law, the Corporation has purchased and presently maintains a policy or policies of Directors and Officers Liability Insurance (“D&O Insurance”), covering certain liabilities which may be incurred by its directors and officers in the performance of their duties as such; and

WHEREAS, in order to induce Director to continue to serve as a member of the Board of Directors of the Corporation, the Corporation has determined and agreed to enter into this contract with Director;

NOW, THEREFORE, in consideration of Director’s continued service as a member of the Board of Directors of the Corporation after the date hereof, the parties hereto agree as follows:

1. Indemnity of Director. Corporation hereby agrees to hold harmless and indemnify Director to the full extent authorized or permitted by the provisions of the Corporation Law.

2. Continuation of Insurance.

(a) The Corporation represents that it presently has in force and effect a policy of D&O Insurance in the amounts as more particularly described in Exhibit “A” attached hereto and made a part hereof (the “Insurance Policy”);

(b) Subject only to the provisions of Section 2(c) hereof, the Corporation hereby agrees that, so long as Director shall continue to serve as a member of the board of Directors of the Corporation (or shall continue at the request of the Corporation to serve as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise) and so long thereafter as Director shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that Director was a member of the Board of Directors of the Corporation (or served in any of said other capacities), the Corporation will purchase and maintain in effect for the benefit of Director one or more valid, binding and enforceable policy or policies of

D&O Insurance providing, in all respects, coverage at least comparable to that presently provided pursuant to the Insurance Policy (the insurance protection provided herein being subject to the terms, limitations, exclusions and restrictions of said D&O Insurance policy);

(c) The Corporation shall not be required to maintain said policy or policies of D&O Insurance in effect if (i) said insurance is not reasonably available or (ii) the premium cost for such insurance is in excess of 150% of the amount of the current annual premium, in which latter event the Corporation shall purchase such equivalent coverage as 150% of the current annual premium is then able to purchase;

(d) In the event the Corporation does not purchase and maintain in effect said policy or policies of D&O Insurance to the extent reasonably available pursuant to the provisions of Section 2(c) hereof, the Corporation agrees to hold harmless and indemnify Director to the full extent of the coverage which would otherwise have been provided for the benefit of Director pursuant to the Insurance Policy in accordance with the provisions of the Corporation Law.

3. Additional Indemnification. Subject only to the exclusions set forth in Section 4 hereof and to such other limits imposed by applicable law, including the provisions of the Corporation Law, the Corporation hereby further agrees to hold harmless and indemnify Director:

(a) against any and all expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by Director in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the Corporation), whether such proceeding is formal or informal and including any arbitration, mediation or other form of alternative dispute resolution, to which Director is, was or at any time becomes a party, or is threatened to be made a party, by reason of the fact that Director is, was or at any time becomes a director, director, employee or agent of the Corporation, or is or was serving or at any time serves at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise and to advance such expenses prior to the termination of such proceeding upon receipt of an undertaking to repay such advances if it is later determined that Director is not entitled to indemnification;

(b) against any and all expenses (including attorney’s fees) that Director, whether or not made a party, may incur in connection with serving as a witness, submitting to interviews or responding to subpoenas for documents in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the Corporation), whether such proceeding is formal or informal and including any arbitration, mediation or other form of alternative dispute resolution;

(c) otherwise to the fullest extent as may be provided to Director by the Corporation under the non-exclusivity provisions of Article VIII, Section 2 of the By-laws of the Corporation and the Corporation Law.

4. Limitations on Additional Indemnity. No indemnity pursuant to Section 3 hereof shall be paid by the Corporation:

(a) in respect to remuneration paid to Director if it shall be determined by a final judgment or other final adjudication that such remuneration was in violation of law;

(b) on account of any suit in which judgment is rendered against Director for an accounting of profits made from the purchase or sale by Director of securities of the Corporation pursuant to the provision of Section 16(b) of the Securities Exchange Act of 1934 and amendments thereto or similar provisions of any federal, state or local statutory law;

(c) on account of Director’s conduct which is finally adjudged to have been knowingly or deliberately dishonest, or to constitute willful misconduct; or

(d) if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful.

5. Contribution. If the indemnification provided under this Agreement, under the Certificate or By-laws, under the Corporation Law or otherwise is unavailable and may not be paid to Director for any reason other than those set forth in paragraphs (b), (c) and (d) of Section 4 hereof, then in respect of any threatened, pending or completed action, suit or proceeding in which the Corporation is jointly liable with Director (or would be if joined in such action, suit or proceeding), the Corporation shall contribute to the amount of expenses (including attorney’s fees), judgment, fines and amounts paid in settlement actually and reasonably incurred and paid or payable by Director in such proportion as is appropriate to reflect (i) the relative benefits received by the Corporation on the one hand and Director on the other hand from the transaction from which such action, suit or proceeding arose, and (ii) the relative fault of the Corporation on the one hand and of Director on the other in connection with the events which resulted in such expenses, judgments, fines or settlement amounts, as well as any other relevant equitable considerations. The relative fault of the Corporation on the one hand and of Director on the other shall be determined by reference to, among other things, the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent the circumstances resulting in such expenses, judgments, fines or settlement amounts. The Corporation agrees that it would not be just and equitable if contribution pursuant to this Section 5 were determined by pro rata (per capita) allocation or any other method of allocation that does not take account of the foregoing equitable considerations.

6. Continuation of Obligations. All agreements and obligations of the Corporation contained herein shall continue during the period Director is a member of the Board of Directors of the Corporation, or as an officer, employee or agent of Corporation (or is or was serving at the request of Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) and shall continue thereafter so long as Director shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative, by reason of the fact that Director was a member of the Board of Directors of the Corporation or serving in any other capacity referred to herein.

7. Notification and Defense of Claim. Promptly after receipt by Director of notice of the commencement of any action, suit or proceeding, Director will, if a claim in respect thereof is to be made against the Corporation under this Agreement, notify the Corporation of the commencement thereof; but the omission so to notify the Corporation will not relieve it from any liability which it may have to Director under this Agreement or otherwise. With respect to any such action, suit or proceeding as to which Director is entitled to or seeks indemnification or advancement of expenses:

(a) the Corporation will be entitled to participate in the defense at its own expense;

(b) Except as otherwise provided below, to the extent it may wish, the Corporation jointly with any other indemnifying party will be entitled to assume the defense thereof, with counsel satisfactory to

Director. After notice from the Corporation to Director of its election to assume the defense thereof, the Corporation will not be liable to indemnify or advance to Director the expenses of conducting the defense thereof other than reasonable costs of investigation or as otherwise provided below. Director shall have the right to employ his or her counsel in such action, suit or proceeding but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of Director unless (i) the employment of counsel by Director has been authorized by the Corporation, (ii) Director shall have reasonably concluded that there may be a conflict of interest between the Corporation and Director in the conduct of the defense of such action or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel shall be at the expense of the Corporation. The Corporation shall not be entitled to assume the defense of any action, suit or proceeding brought by or on behalf of the Corporation or as to which Director shall have made the conclusion provided for in (ii) above;

(c) if the Corporation assumes the defense of the proceeding, it shall conduct the defense in a reasonable and prudent manner; and

(d) the Corporation shall not otherwise be liable to indemnify Director under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent. The Corporation shall not settle any action or claim in any manner which would impose any penalty or limitation on Director without Director’s written consent. Neither the Corporation nor Director will unreasonably withhold consent to any proposed settlement.

8. Advancement and Repayment of Expenses.

(a) In the event that Director conducts the defense or employs his or her own counsel pursuant to Section 6 (b) (i) or (ii) hereof, the Corporation shall advance to Director, prior to any final disposition of any threatened or pending action, suit or proceeding, whether civil, criminal, administrative or investigative, any and all reasonable expenses (including legal fees and expenses) incurred in investigating or defending any such action, suit or proceeding within ten (10) days after receiving copies of invoices presented to Director for such expenses.

(b) Director agrees to reimburse the Corporation for all reasonable expenses paid by the Corporation in defending any civil or criminal action, suit or proceeding against Director in the event and only to the extent it shall be ultimately determined that Director is not entitled, under the provisions of the Corporation Law, the Certificate, By-laws, this Agreement or otherwise, to be indemnified by the Corporation for such expenses.

9. Enforcement.

(a) The Corporation expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on the Corporation hereby in order to induce Director to continue as a member of the Board of Directors of the Corporation, and acknowledges that Director is relying upon this Agreement in continuing in such capacity.

(b) In the event Director is required to bring any action to enforce rights to indemnification or to advancement of expenses or to collect moneys due, under the Corporation Law, the Certificate, the By-laws or this Agreement, and is successful in such action, the Corporation shall reimburse Director for all of Director’s reasonable fees and expenses in bringing and pursuing such action within ten (10)

days after receiving copies of invoices presented to Director for such expenses. If Director is not wholly successful in such action, the Corporation shall reimburse Director for that portion of his or her collection costs corresponding to the portion of the expenses sought that was awarded.

10. Separability. Each of the provisions of this Agreement is a separate and distinct agreement and independent of the others, so that if any provision hereof shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the validity or enforceability of the other provisions hereof.

11. Governing Law. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Delaware.

12. Binding Effect. This Agreement shall be binding upon Director and upon the Corporation, its successors and assigns, and shall inure to the benefit of Director, his or her heirs, personal representatives and assigns and to the benefit of the Corporation, its successors and assigns.

13. Amendment and Termination. No amendment, modification, termination or cancellation of this Agreement shall be effective unless in writing signed by both parties hereto.

14. Entire Agreement. This Agreement is the entire and exclusive agreement between the parties regarding the subject matter hereof and shall supersede all prior verbal or written proposals, understandings or agreements.

(Signature page follows)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

WORLD AIR HOLDINGS, INC.

By:
Mark M. McMillin General Counsel and Secretary

Director:

EXHIBIT “A”